Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Improvement in Third Quarter Fiscal 2019 Results Over Prior Year

ST. LOUIS--(BUSINESS WIRE)--December 5, 2019--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the third quarter and 39 weeks ended November 2, 2019. In the fiscal 2019 third quarter:

  Total revenues were $70.4 million compared to $68.7 million in the fiscal 2018 third quarter, inclusive of a 2.0% increase in net retail sales and a 17.9% increase in commercial revenue;
  Retail gross margin expanded to 39.5%, a 400-basis point improvement compared to the fiscal 2018 third quarter;
  Selling, general and administrative expenses (“SG&A”) were $35.4 million; as a percent of total revenue, the Company showed an 80-basis point improvement compared to the fiscal 2018 third quarter; and
  Pre-tax loss was $7.7 million, a $2.3 million improvement from the fiscal 2018 third quarter, or a $1.0 million improvement over the prior period when adjusted for costs primarily related to non-cash asset impairment charges.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We continued to advance our strategy to leverage the power of the Build-A-Bear brand as we increased revenue and improved our pre-tax performance in the third quarter, which is the smallest quarter of our fiscal year and typically results in a loss. Net retail sales saw growth across geographies in North America and Europe inclusive of our eighth consecutive quarter of double-digit ecommerce growth while our diversification initiatives delivered an increase in our commercial revenue segment. We remain focused on evolving our company and leveraging our brand strength as we expand into additional categories reaching more consumers beyond the traditional mall-based retail model.”

Additional Third Quarter 2019 Highlights (13 weeks ended November 2, 2019 compared to the 13 weeks ended November 3, 2018):

  Net retail sales were $66.6 million compared to $65.3 million in the fiscal 2018 third quarter;
  Income tax benefit was $1.8 million, compared to an income tax benefit of $3.9 million in the fiscal 2018 third quarter; and
  Net loss was $5.9 million, or $0.40 per share, compared to a net loss of $6.1 million, or $0.42 per share, in the fiscal 2018 third quarter.

Store Activity:

The Company maintains a high level of lease optionality with nearly 70% of corporately-managed stores having a lease option within the next three years; accordingly, the Company continues to expect to selectively close up to 30 locations over the next two years partially offset by selective openings. As of November 2, 2019, the Company operated 371 corporately-managed locations, including 315 in North America inclusive of 22 shop-in-shops within select Walmart locations, and 56 outside of North America. Through its third-party retail model, there were 54 stores in operation with relationships that included Carnival Cruise Line, Great Wolf Lodge Resorts, Landry’s Inc. and Beaches Family Resorts. The Company’s international franchisees ended the quarter with 104 stores in 13 countries.

Balance Sheet:

As of November 2, 2019, cash and cash equivalents totaled $6.2 million. The Company ended the third quarter with no borrowings under its revolving credit facility.

Total inventory at quarter-end was $66.2 million compared to $57.3 million at the end of the fiscal 2018 third quarter. The fiscal 2019 third quarter inventory increase was a result of the receipt of inventory supporting key product stories and acceleration of some receipts of China-sourced goods due to potential tariffs. In the third quarter of fiscal 2019, capital expenditures totaled $5.2 million and depreciation and amortization were $3.6 million.

As the Company previously noted, for comparison purposes, on February 3, 2019, it recorded lease liabilities of $176.2 million upon adoption of the new lease accounting standard, also referred to as ASC Topic 842, based on the present value of remaining lease payments. A corresponding right-to-use asset of $151.5 million was recorded on the balance sheet upon adoption which was net of accrued and prepaid rent, deferred lease incentives and impairment charges.

2019 Expectations (52 weeks ending February 1, 2020 compared to the 52 weeks ended February 2, 2019):

On a GAAP basis, the Company is updating guidance for fiscal 2019 total revenue and depreciation and amortization.

For fiscal 2019, the Company currently expects:

  Fourth quarter total revenue to be in the range of slightly positive to down low single-digit due to lower than expected quarter-to-date traditional mall traffic and sales associated with a key licensed movie property as well as the loss of revenue from the developer’s delay in the opening of a planned flagship location, resulting in total revenue for the fiscal year to be in the flat to down low single-digit range;
  Pre-tax income to be slightly positive;
  Capital expenditures to be in the range of $12 to $14 million;
  Depreciation and amortization to be in the range of $14 to $15 million;
  Operating cash flow less capital expenditures to be positive for the year; and
  To finish the year with $20 to $25 million in cash and cash equivalents.

Although it does not expect its results to be impacted by the following, the Company notes that the above guidance does not include any potential end-of-year non-cash asset impairment charges nor a significant variance in foreign currency exchange rates. The Company has also noted that it continues to assume that there will be no changes in the rate or effective date that have been announced for the potential tariffs on China goods later this year.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on December 12, 2019. The telephone replay is available by calling (844) 512-2921. The access code is: 13695127.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has more than 450 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $336.6 million in fiscal 2018. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity (including our ability to amend our credit facility on a timely basis on terms acceptable to us or at all), future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2019 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	November 2,	February 2,	November 3,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$6,167	$17,894	$8,631
Inventories	66,205	58,356	57,309
Receivables	10,250	10,588	12,962
Prepaid expenses and other current assets	6,327	12,960	16,848
Total current assets	88,949	99,798	95,750

Operating lease right-of-use asset	135,810	-	-
Property and equipment, net	65,954	66,368	73,343
Deferred tax assets	3,203	3,099	6,783
Other intangible assets, net	27	731	887
Other assets, net	2,734	2,050	2,091
Total Assets	$296,677	$172,046	$178,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,390	$22,551	$18,179
Accrued expenses	9,985	10,047	7,559
Operating lease liability short term	31,537	-	-
Gift cards and customer deposits	19,141	21,643	18,580
Short-term borrowings	-	-	7,250
Deferred revenue and other	2,347	1,936	2,006
Total current liabilities	81,400	56,177	53,574

Operating lease liability long term	130,394	-	-
Deferred rent	-	18,440	18,066
Deferred franchise revenue	1,289	1,625	1,557
Other liabilities	1,651	1,490	1,765

Stockholders' equity:
Common stock, par value $0.01 per share	152	150	150
Additional paid-in capital	69,955	69,088	68,274
Accumulated other comprehensive loss	(11,927)	(12,018)	(12,049)
Retained earnings	23,763	37,094	47,517
Total stockholders' equity	81,943	94,314	103,892
Total Liabilities and Stockholders' Equity	$296,677	$172,046	$178,854

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	November 2,	% of Total	November 3,	% of Total
	2019	Revenues (1)	2018	Revenues (1)
Revenues:
Net retail sales	$66,575	94.6	$65,298	95.0
Commercial revenue	2,560	3.6	2,171	3.2
International franchising	1,249	1.8	1,225	1.8
Total revenues	70,384	100.0	68,694	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	40,284	60.5	42,129	64.5
Cost of merchandise sold - commercial (1)	1,412	55.2	773	35.6
Cost of merchandise sold - international franchising (1)	962	77.0	731	59.7
Total cost of merchandise sold	42,658	60.6	43,633	63.5
Consolidated gross profit	27,726	39.4	25,061	36.5

Selling, general and administrative expense	35,412	50.3	35,069	51.1
Interest expense (income), net	8	0.0	(16)	(0.0)
Income (loss) before income taxes	(7,694)	(10.9)	(9,992)	(14.5)
Income tax expense (benefit)	(1,821)	(2.6)	(3,928)	(5.7)
Net income (loss)	$(5,873)	(8.3)	$(6,064)	(8.8)

Income (loss) per common share:
Basic	$(0.40)		$(0.42)
Diluted	$(0.40)		$(0.42)
Shares used in computing common per share amounts:
Basic	14,752,307		14,590,614
Diluted	14,752,307		14,590,614

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	November 2,	% of Total	November 3,	% of Total
	2019	Revenues (1)	2018	Revenues (1)
Revenues:
Net retail sales	$222,837	95.3	$227,760	96.9
Commercial revenue	8,507	3.6	4,245	1.8
International franchising	2,616	1.1	3,051	1.3
Total revenues	233,960	100.0	235,056	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	126,722	56.9	134,115	58.9
Cost of merchandise sold - commercial (1)	3,887	45.7	1,843	43.4
Cost of merchandise sold - international franchising (1)	2,417	92.4	1,650	54.1
Total cost of merchandise sold	133,026	56.9	137,608	58.5
Consolidated gross profit	100,934	43.1	97,448	41.5

Selling, general and administrative expense	106,940	45.7	109,334	46.5
Interest expense (income), net	21	0.0	5	0.0
Income (loss) before income taxes	(6,027)	(2.6)	(11,891)	(5.1)
Income tax expense (benefit)	(126)	(0.1)	(4,381)	(1.9)
Net income (loss)	$(5,901)	(2.5)	$(7,510)	(3.2)

Income (loss) per common share:
Basic	$(0.40)		$(0.51)
Diluted	$(0.40)		$(0.51)
Shares used in computing common per share amounts:
Basic	14,697,592		14,597,255
Diluted	14,697,592		14,597,255

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

		13 Weeks	13 Weeks	39 Weeks	39 Weeks
		Ended	Ended	Ended	Ended
		November 2,	November 3,	November 2,	November 3,
		2019	2018	2019	2018

Other financial data:
	Retail gross margin ($) (1)	$26,291	$23,169	$96,115	$93,645
	Retail gross margin (%) (1)	39.5%	35.5%	43.1%	41.1%
	Capital expenditures (2)	$5,155	$1,742	$10,099	$8,853
	Depreciation and amortization	$3,561	$4,048	$10,359	$12,186

Store data (3):
	Number of corporately-managed retail locations at end of period
	North America			315	312
	Europe			55	58
	Asia			1	1
	Total corporately-managed retail locations			371	371

	Number of franchised stores at end of period			104	94

	Corporately-managed store square footage at end of period (4)
	North America			719,277	729,445
	Europe			78,786	81,198
	Asia			1,750	1,750
	Total square footage			799,813	812,393

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com